Exhibit (d)(3)

FIRST AMENDMENT

TO

NON-DISCLOSURE AGREEMENT

THIS FIRST AMENDMENT to the Non-Disclosure Agreement (“Amendment”) is effective as of JULY 16, 2013, by and between AVANIR PHARMACEUTICALS, INC. (“Avanir”) and OTSUKA PHARMACEUTICAL CO. LTD. (“Company”). Hereafter, each of Avanir and Company may also be referred to as a “party” and sometimes collectively referred to as the “parties”.

RECITALS

A.	Avanir and Company entered into a Mutual Non-Disclosure Agreement effective on MAY 13, 2013 and terminating May 12, 2015 (the “NDA”); and

B.	Avanir and Company desire to amend the Purpose of the NDA.

NOW, THEREFORE, the parties mutually agree to amend the NDA as follows and deemed to be effective as of May 13, 2013:

1.	Paragraph 1 of the NDA is hereby amended as follows:

This Agreement is made to define the terms and conditions under which any confidential information will be protected by and disclosed between the parties during the term of this Agreement, for the sole purpose of evaluating a global research and development, and commercial partnership, for NUEDEXTA and/or compound AVP-786 and/or compound AVP-783 (the “Purpose”).

2.	Except as expressly provided in this Amendment, all other terms, conditions and provisions of the NDA shall apply and remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment by persons duly authorized to bind them.

ACKNOWLEDGED AND AGREED BY:

AVANIR PHARMACEUTICALS, INC.		OTSUKA PHARMACEUTICAL CO. LTD.

By:	/s/ Gregory J. Flesher	By:	/s/ Tetsuya Tachikawa
Name:	Gregory J. Flesher	Name:	Tetsuya Tachikawa
Title:	SVP, Chief Business Officer	Title:	Senior Operating Officer

Date:	July , 2013	Date:	July , 2013

Page  1 | of  1